Exhibit 99.1

Casey’s Announces Agreement to Acquire 49 Oklahoma Stores

ANKENY, Iowa – (Business Wire) – Casey’s General Stores, Inc. (“Casey’s” or the “Company”) (NASDAQ: CASY), one of the leading convenience store chains in the United States, today announced an agreement to acquire 49 stores throughout Oklahoma from Circle K Stores Inc. in an all-cash transaction for $39 million. The transaction includes 46 leased properties and 3 owned properties and is expected to close in the fiscal quarter ended, July 31, 2021. These stores will be supplied by the company’s new distribution center in Joplin, MO.

About Casey’s General Stores
Casey's General Stores is a Fortune 500 company operating over 2,200 convenience stores in 16 states. Founded more than 50 years ago, the company has grown to become the fourth-largest convenience store retailer and the fifth-largest pizza chain in the United States. Casey’s provides freshly prepared foods, quality fuel and friendly service at every location. Guests can enjoy pizza, donuts, other assorted bakery items, and a wide selection of beverages and snacks. Learn more and order online at www.caseys.com, or in the mobile app.

Investor Relations Contact:
Brian Johnson (515) 965-6587
Brian.johnson@caseys.com

Media Relations Contact:
Katie Petru (515) 446-6772
Katie.petru@caseys.com